Exhibit 99.1

News Release:
FitzGibbons Agency Partners with
 Baldwinsville-based Huntington Agency

OSWEGO, New York (April 2, 2015) – FitzGibbons Agency, an Oswego-based Independent Insurance Agency, and a subsidiary of Pathfinder Bank, is completing its integration of the Huntington Agency of Baldwinsville, effective into the FitzGibbons family of insurance agencies, according to John FitzGibbons, agency President.

 Huntington Agency was founded in 1966 by Paul Huntington, and purchased by current owner, William Connell, Jr. in 1978. Its office is located at 6 Southgate Road, and provides auto, home, business and recreational insurance. The Agency represents National Grange, Travelers, and Main Street America.

 "We are very excited to partner with the Huntington Agency, and are looking forward to expanding our products and services into the Onondaga County market," said FitzGibbons. "Bill and his staff have built a very strong reputation over the years at his agency, and his customers will continue to be provided with the level of service they have come to expect from Huntington."

According to FitzGibbons, both Mr. Connell, and long-time staff member Sandra Miller will continue to oversee the day-to-day operations of the agency, and have been recently joined by new staffer and Syracuse-native Marty Byrne.
 Byrne, a graduate of Niagara University, most recently worked as a commercial lines marketing representative and account manager with Brown & Brown Empire State in Syracuse. He will work primarily in a business development and client relationship role at the Huntington Agency.

"Marty is a Syracuse-guy, a Bishop Ludden-grad, who knows the market, and will work with Bill to develop new business opportunities, foster our customer base, and truly help the agency reach its full potential in Onondaga County," said FitzGibbons.

 "We are excited to introduce the new products and services to the market, and we are presently in the process of fully integrating our FitzGibbons Agency technology and platform over to the Huntington Agency," he added.

Pathfinder Bank is a New York chartered savings bank headquartered in Oswego, New York. The Bank has eight full service offices located in Oswego County and northern Onondaga County and a business banking office located in downtown Syracuse that opened in the fourth quarter of 2014. Through its subsidiary, Pathfinder Risk Management Company, Inc., the Bank owns a 51% interest in the FitzGibbons Agency, LLC.

Fitzgibbons Agency is an Independent Insurance Agency, founded in 1922 by George FitzGibbons. The agency is located at 44 East Bridge Street, Suite 1 in Oswego, New York and provides both personal and business insurance products. The agency represents Travelers, Hartford, Adirondack Insurance, Harleysville, Progressive and many other insurance carriers. They also offer employer-based programs for health benefits through carriers such as Excellus, UnitedHealthcare, MVP, Aetna, MetLife as well as Aflac and Colonial. For additional information call (315) 342-5000 or visit them online at www.askfitz.com.